Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xactly Corporation:

We consent to the use of our report dated April 12, 2017, with respect to the consolidated balance sheets of Xactly Corporation and subsidiaries as of January 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended January 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
April 12, 2017